Exhibit 8.1

190 East Capitol Street, Suite 800 (39201) P.O. Box 427 Jackson, Mississippi 39205-0427 601-949-4900 Fax 601-949-4804 www.joneswalker.com

November 23, 2016

The First Bancshares, Inc.

6480 U.S. Hwy. 98 West

Hattiesburg, Mississippi 39402

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of The First Bancshares, Inc., a Mississippi corporation (“Company”), including the proxy statement/prospectus forming a part thereof, relating to the proposed merger of Gulf Coast Community Bank, Pensacola, Florida, with and into the Company’s wholly-owned subsidiary, The First, A National Banking Association, Hattiesburg, Mississippi (“The First”) with The First as the surviving banking association.

We have participated in the preparation of the discussion set forth in the section entitled “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Jones Walker L.L.P.

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